EXHIBIT 99.1

News Release
140 John James Audubon Parkway Amherst, NY 14228

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports 17% Revenue and 550% EPS
Growth for Fourth Quarter Fiscal 2011

●	Operating margin improved to 6.5% in fourth quarter, highest level in nine quarters; generated 25% operating leverage net of restructuring charges

●	Pro forma EPS for the fourth quarter is $0.20, double Q4 of fiscal 2010

●	Global double digit bookings growth in quarter; global market confidence strengthens

●	Balance sheet remains strong with $80 million in cash

AMHERST, N.Y., May 26, 2011 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2011 fourth quarter and year that ended on March 31, 2011.

Strong fourth quarter driven by continued global sales growth, including strengthening in US markets

Net sales for the fourth quarter of fiscal 2011 were $144.0 million, up $21.0 million, or 17.1%, from the same period in the prior year driven by an increase in global order activity, including noticeable US strengthening.  Changes in foreign currency translation compared with the year ago quarter favorably impacted fiscal 2011 fourth quarter sales by $1.2 million.  Sales outside of the U.S. expanded 23.3% to $68.7 million, or 48% of total net sales, compared with $55.7 million, or 45% of total sales, in the fourth quarter of fiscal 2010.

Both US and Eurozone capacity utilization are leading market indicators for the Company.  US industrial capacity utilization increased to 74.9% in April 2011 trending up from 74.3% in December 2010 and 70.9% in April 2010.  Eurozone capacity utilization has also been trending higher for the last seven quarters, reaching 77.6% in March 2011 compared with the trough of 69.6% in June 2009.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We had a very encouraging quarter as our expanded market reach helped us to take market share while we also benefited from the strengthening global economy.  We have continued our investment in people, operations and new products as well as our expanding global presence.  We are gaining excellent traction in China and Latin America, two rapidly growing economies, and believe our quality products and full offering of equipment used to ergonomically lift, position and secure material, in addition to our expanded sales operations, provide us a strong competitive advantage.”

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

The fluctuation in sales compared with fiscal 2010’s fourth quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$15.5	12.6%
Pricing	2.3	1.9%
Shipping days	2.0	1.6%
Foreign currency translation	1.2	1.0%
Total	$21.0	17.1%

The Company had net income of $2.5 million in the fiscal 2011 fourth quarter, up from $0.5 million in the prior year period.  On a diluted share basis, net income was up 550% to $0.13 per share.

On a non-GAAP basis, net income increased to $3.9 million, or $0.20 per diluted share, in the fiscal 2011 fourth quarter, from $2.0 million, or $0.10 per diluted share, in the same period last year.  Management believes that segregating restructuring and certain other special items and applying an effective tax rate that would be more relevant to the ongoing operations without such items is informative in understanding the Company’s ongoing operations.  Accordingly, non-GAAP net income for the fourth quarter of fiscal 2011 and 2010 excludes restructuring-related costs, bond redemption costs, and gains from non-operating marketable securities, as well as a normalized consolidated global effective tax rate.  Reconciliation of GAAP to non-GAAP net income and earnings per share is summarized in the following table:

(in millions, except per diluted share data)

		Three Months Ended
	March 31, 2011			March 31, 2010
GAAP net income	$2.5	$ 0.13	per share	$0.5	$ 0.02	per share
COGS restructuring costs, net of 38% tax	-	-		0.5	0.03
Restructuring charges, net of 38% tax	0.2	0.01		2.7	0.14
Asset impairment charge	-	-		0.4	0.02
Cost of bond redemption, net of 38% tax	2.4	0.12		-	-
Gain on sale of non-operating marketable securities, net of 38% tax	(1.2)	(0.06)		-	-
Normalize effective tax rate to 38% / 36%	0.1	0.01		(1.9)	(0.10)
Discontinued operations, net of 38% tax	(0.1)	(0.01)		(0.2)	(0.01)

Non-GAAP net income	$3.9	$0.20	per share	$2.0	$0.10	per share

Margins demonstrate improving operations, solid operational leverage with higher sales

Gross profit increased to $37.4 million, or 26.0% of sales, for the fiscal 2011 fourth quarter from $31.6 million, or 25.7% of sales, in fiscal 2010’s fourth quarter.  Gross profit was favorably impacted by incremental sales volume and $1.1 million of benefits from facility consolidations, which is in addition to the $0.8 million of consolidation benefits realized in the fiscal 2010 fourth quarter.  However, it was unfavorably impacted by $1.7 million, or approximately 120 basis points, relating to the ongoing integration of our forging operations. These results reflect improvement from the trough realized in our fiscal third quarter as improvements continue toward realizing the full benefits of the forgings consolidation project.

Selling expenses were $16.7 million, up 0.6%, or $0.1 million, when compared with the fourth quarter of fiscal 2010, with foreign currency translation having a $0.2 million unfavorable impact on selling expenses in the fourth quarter of fiscal 2011.  As a percent of revenue, selling expenses were 11.6% compared with 13.5% in the same period last year.

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

General and administrative (G&A) expenses were $10.7 million in the fourth quarter of fiscal 2011, up 5.0% from the previous fiscal year’s fourth quarter due to continued investment in new product development, additional staffing in Asia and unfavorable foreign currency translation of $0.1 million.  As a percent of revenue, G&A expenses were 7.5% for this year’s fourth quarter, compared with 8.3% for the same period last year.

Restructuring charges, primarily for severance costs associated with the consolidation of the Company’s North American hoist and rigging manufacturing operations that were completed during fiscal 2010 and 2011, were $0.3 million in the fiscal 2011 fourth quarter compared with $4.4 million in the fiscal 2010 fourth quarter.

Excluding restructuring-related costs, non-GAAP operating income increased to $9.6 million, or 6.6% of sales, in the fiscal 2011 fourth quarter compared with $5.1 million, or 4.2% of sales in the fiscal 2010 fourth quarter.  GAAP operating income for the fourth quarter of fiscal 2011 was $9.3 million, or 6.5% of sales, compared with a loss of $26 thousand in the same period the prior year.

Timothy T. Tevens, President and Chief Executive Officer, commented, “The investments in equipment and the personnel changes we made at our forging operations during the last six months are driving improved results from that facility, although there is still work to be done to fully demonstrate the impact of the consolidation efforts.  We expect that operation to be on track within the next couple of quarters.  Of note, we generated 25% of operating leverage on the increase in sales for the quarter, excluding restructuring charges.”

Interest and debt expense was $7.6 million in the fiscal 2011 fourth quarter reflecting $3.9 million of refinancing costs.  The Company redeemed its $124.9 million of 8 7/8% Senior Subordinated Notes due 2013 during the quarter at a redemption price of $1,022.19 per $1,000 principal amount of Notes, plus accrued and unpaid interest, using proceeds from its January 2011 sale of $150 million in aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2019.

The effective tax rates for the fourth quarters of both fiscal 2011 and 2010 were not meaningful.  The fiscal 2011 fourth quarter is impacted by a US deferred tax asset valuation allowance recorded in the fiscal 2011 third quarter.  Tax rates for both periods were impacted by the mix of income or loss among taxing jurisdictions, specifically US versus foreign jurisdictions and the impact of various state taxes in the US.

Strong balance sheet continues to provide financial flexibility

Debt, net of cash, at March 31, 2011 was $74.3 million, or 31.4% of total capitalization, compared with $68.8 million, or 26.9% of total capitalization, at March 31, 2010.  Gross debt at the end of this year’s fourth quarter was $154.4 million.  The Company also had $80.1 million of cash on hand as well as $70.7 million of availability on its $85 million line of credit, with nothing drawn and $14.3 million for outstanding letters of credit.

Cash provided by continuing operations in fiscal 2011 was $3.3 million compared with $29.9 million during fiscal 2010.  For the fourth quarter of fiscal 2011, cash provided by operations increased to $20.3 million from $12.7 million in the fourth quarter of fiscal 2010.

Working capital as a percentage of sales was 16.9% at the end of fiscal 2011, compared with 16.2% at the end of 2010.  For the year, the increase in working capital is primarily attributable to the increase in inventory which reflects the ramp up in business activity.

Including approximately $4 million to begin our global ERP system initiative, capital expenditures for fiscal 2011 were $12.5 million compared with $7.2 million in fiscal 2010.  The Company anticipates capital spending for fiscal 2012 will be approximately $13 million to $15 million, including $3 million for our global ERP system initiative.  Capital investments are focused on new product development, productivity enhancements, systems development and implementation, and maintenance.

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

Fiscal 2011 year-end review

Net sales for fiscal 2011 were $524.1 million up 10.1%, or $47.9 million, from fiscal 2010.  Fiscal 2011 benefitted from an improving global economy and the success with the Company’s strategy to grow market share around the world.  Sales outside the US represented 46% of total sales and grew 20% over the prior year, excluding the impact of currency.  Changes in foreign currency translation compared with the year ago period unfavorably impacted fiscal 2011 sales by $6.8 million.

Gross profit margin was 24.1% in fiscal 2011 compared with 24.3% for fiscal 2010.  The lower gross margin reflects production constraints realized during fiscal 2011 with the integration of the Company’s forging operations that equated to approximately 130 basis points, restructuring-related costs amounting to 75 basis points, approximately 35 basis point impact from higher material and temporary freight cost increases during the first quarter that subsequently were offset with price increases, and a 75 basis point effect of higher product liability claims and actuarial adjustments in the second and third quarters.  Fiscal 2010 gross margin was impacted 95 basis points for restructuring-related costs and 60 basis points for large product liability claims.  Isolating the effect of those factors, gross margin would have been 27.3% for fiscal 2011 and 25.9% for fiscal 2010.

Selling expenses in fiscal 2011 decreased $1.6 million, or 2.4%, compared with fiscal 2010 due to reorganization efforts specifically in the Company’s North American sales operations.  G&A expenses increased $3.7 million, or 10.0%, primarily due to the Company’s investments in its management team in Asia and product development.  Favorable foreign currency translation was approximately $1.3 million and $0.9 million of the selling and G&A expense fluctuations, respectively.  As a percent of sales, selling and G&A expenses were 19.8% during fiscal 2011 compared with 21.3% during fiscal 2010.

Restructuring charges, primarily for severance costs associated with the previously-described consolidation of the Company’s North American hoist and rigging manufacturing operations, were

$2.2 million in fiscal 2011 compared with $16.5 million in fiscal 2010.

Fiscal 2011 non-GAAP operating profit, which excludes restructuring-related costs and large product liability claims, was $27.7 million, or 5.3% of sales, compared with $20.1 million, or 4.2% of sales in fiscal 2010.  Restructuring-related costs were $6.2 million and $21.0 million in fiscal years 2011 and 2010, respectively, and large product liability claims were $2.9 million in each year.  GAAP operating income was $18.6 million for fiscal 2011, or 3.5% of sales, compared with a loss of $3.8 million, or 0.8% of sales, in fiscal 2010.

Interest and debt expense in fiscal 2011 was $17.5 million compared with $13.2 million in fiscal 2010 with the increase primarily due to fourth quarter refinancing costs described above.

Income tax expense for fiscal 2011 reflects a third quarter non-cash charge of $39.7 million, or $2.06 per diluted share, relating to the Company’s determination that a full valuation allowance against certain of its deferred tax assets is necessary.  The recording of this non-cash charge does not impact the Company’s ability to realize the economic benefit of its deferred tax assets and net operating loss carry forwards on future tax returns.  In future periods, we expect the allowance to be reduced or reversed subject to sufficient objectively verifiable evidence indicating that it is more likely than not that a portion or all of the Company’s deferred tax assets will be realized.

Excluding restructuring-related costs, special charges or gains in both periods, as well as normalizing the effective tax rates, the non-GAAP net income per share in fiscal 2011 was $0.51 compared with $0.32 for fiscal 2010, summarized in the following table:

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

(in millions, except per diluted share data)

		Year Ended
	March 31, 2011			March 31, 2010
GAAP net loss	$(36.0)	$ (1.89)	per share	$(7.0)	$ (0.37)	per share
COGS restructuring costs, net of 38% tax	2.5	0.14		2.8	0.15
Large product liability claims, net of 38% tax	1.8	0.09		1.9	0.10
Restructuring charges, net of 38% tax	1.4	0.07		10.2	0.54
Asset impairment charge	-	-		0.4	0.02
Gain on sale of property, net of 38% tax	-	-		(1.1)	(0.06)
Cost of bond redemption, net of 38% tax	2.4	0.12		-	-
Gain on sale of non-operating marketable securities, net of 38% tax	(1.2)	(0.06)		-	-
Deferred tax asset valuation allowance charge	39.7	2.06		-	-
Normalize effective tax rate to 38% / 36%	(0.2)	-		(0.7)	(0.04)
Discontinued operations, net of 38% tax	(0.4)	(0.02)		(0.5)	(0.03)

Non-GAAP net income	$10.0	$0.51	per share	$6.0	$0.32	per share

Solid growth potential

Mr. Tevens noted, “Trends in US and Eurozone industrial capacity utilization have continued to reaffirm our assumptions that the economy is recovering.  Bookings and corresponding revenue picked up nicely in the fourth quarter and continue to remain strong.  Concurrently, we are benefitting from our efforts to expand our global business and expect to continue strengthening margins as productivity improves at our forging operation and we fully realize the operating leverage available from our restructuring and lean manufacturing efforts.”

Backlog was a record $89.4 million at the end of fiscal 2011, up significantly when compared with $76.5 million at the end of the third quarter and $67.8 million at the end of fiscal 2010.  Higher backlog resulted from the strong order environment during the quarter which included customers placing orders in anticipation of an April 1, 2011 scheduled price increase.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of March 31, 2011, approximately $23.8 million of backlog is scheduled for shipment beyond June 30, 2011.

Mr. Tevens concluded, “We have been successful in executing our global growth plans, as we continue to invest in growing industrial economies of the world.  Combine that effort with our organic development of new products, vertical market focus to drive the top line and the operating leverage gained from our recent restructurings, and you have powerful, sustained revenue and earnings growth into the foreseeable future.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for May 26, 2011 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Fourth Quarter Fiscal 2011 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

The webcast of the conference call will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until June 26, 2011 by dialing 1-866-443-2931 or the toll number for parties outside the United States and Canada, 1-203-369-1105.  Alternatively, you may access an archive of the call on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx until July 26, 2011.  A transcript of the call will also be posted to the website once available.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2011	March 31, 2010	Change

Net sales	$143,970	$122,970	17.1%
Cost of products sold	106,525	91,337	16.6%
Gross profit	37,445	31,633	18.4%
Gross profit margin	26.0%	25.7%
Selling expense	16,691	16,591	0.6%
General and administrative expense	10,737	10,229	5.0%
Restructuring charges	253	4,371	-94.2%
Amortization	463	468	-1.1%
Income (loss) from operations	9,301	(26)	NM
Operating margin	6.5%	0.0%
Interest and debt expense	3,647	3,224	13.1%
Cost of bond redemptions	3,939	-	NM
Investment income	(2,021)	(578)	249.7%
Foreign currency exchange loss	149	289	-48.4%
Other (income) and expense	(442)	(220)	100.9%
Income (loss) from continuing operations before income tax expense (benefit)	4,029	(2,741)	NM
Income tax expense (benefit)	1,621	(2,936)	NM
Income from continuing operations	2,408	195	1134.9%
Income from discontinued operations, net of tax	135	265	-49.1%
Net income	$2,543	$460	452.8%

Average basic shares outstanding	19,068	18,994	0.4%
Basic income per share:
Continuing operations	$0.12	$0.01	1100.0%
Discontinued operations	0.01	0.01
Net income	$0.13	$0.02	550.0%

Average diluted shares outstanding	19,317	19,212	0.5%
Diluted income per share:
Continuing operations	$0.12	$0.01	1100.0%
Discontinued operations	0.01	0.01
Net income	$0.13	$0.02	550.0%

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2011	March 31, 2010	Change

Net sales	$524,065	$476,183	10.1%
Cost of products sold	398,013	360,244	10.5%
Gross profit	126,052	115,939	8.7%
Gross profit margin	24.1%	24.3%
Selling expense	62,910	64,464	-2.4%
General and administrative expense	40,592	36,892	10.0%
Restructuring charges	2,200	16,519	-86.7%
Amortization	1,778	1,876	-5.2%
Income (loss) from operations	18,572	(3,812)	NM
Operating margin	3.5%	(0.8)%
Interest and debt expense	13,532	13,225	2.3%
Cost of bond redemptions	3,939	-	NM
Investment income	(3,041)	(1,544)	97.0%
Foreign currency exchange loss (gain)	452	(344)	-231.4%
Other (income) and expense	(1,375)	(2,260)	-39.2%
Income (loss) from continuing operations before income tax expense	5,065	(12,889)	NM
Income tax expense (benefit)	41,411	(5,345)	NM
Loss from continuing operations	(36,346)	(7,544)	-381.8%
Income from discontinued operations, net of tax	396	531	-25.4%
Net loss	$(35,950)	$(7,013)	-412.6%

Average basic shares outstanding	19,047	18,963	0.4%
Basic (loss) income per share:
Continuing operations	$(1.91)	$(0.40)	-377.5%
Discontinued operations	0.02	0.03
Net loss	$(1.89)	$(0.37)	-410.8%

Average diluted shares outstanding	19,047	18,963	0.4%
Diluted (loss) income per share:
Continuing operations	$(1.91)	$(0.40)	-377.5%
Discontinued operations	0.02	0.03
Net loss	$(1.89)	$(0.37)	-410.8%

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)

	March 31, 2011	March 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$80,139	$63,968
Trade accounts receivable	77,744	70,218
Inventories	90,031	79,822
Prepaid expenses and other	14,294	16,014
Total current assets	262,208	230,022

Net property, plant, and equipment	59,360	57,106
Goodwill and other intangibles, net	124,144	124,165
Marketable securities	24,592	29,399
Deferred taxes	1,217	36,768
Other assets	7,351	4,037
Total assets	$478,872	$481,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$473	$841
Trade accounts payable	37,174	33,480
Accrued liabilities	56,455	52,754
Restructuring reserve	47	2,755
Current portion of long-term debt	1,116	1,155
Total current liabilities	95,265	90,985

Senior debt, less current portion	4,949	5,966
Subordinated debt	147,867	124,855
Other non-current liabilities	68,645	72,413
Total liabilities	316,726	294,219

Shareholders’ equity:
Common stock	191	191
Additional paid-in capital	184,884	182,385
(Accumulated deficit) retained earnings	(1,072)	34,878
ESOP debt guarantee	(1,407)	(1,850)
Accumulated other comprehensive loss	(20,450)	(28,326)
Total shareholders’ equity	162,146	187,278
Total liabilities and shareholders’ equity	$478,872	$481,497

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)

	Year Ended
	March 31, 2011	March 31, 2010

Operating activities:
Net loss	$(35,950)	$(7,013)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Income from discontinued operations	(396)	(531)
Depreciation and amortization	11,050	12,490
Deferred income taxes	40,773	(8,675)
Gain on sale of real estate/investments	(2,884)	(2,515)
Loss on early retirement of bonds	3,939	-
Stock-based compensation expense	2,484	1,824
Amortization/write-off of deferred financing costs	278	640
Non-cash restructuring charges	-	1,835
Changes in operating assets and liabilities:
Trade accounts receivable	(6,683)	10,508
Inventories	(9,848)	21,477
Prepaid expenses	(3,983)	941
Other assets	(1,195)	1,228
Trade accounts payable	4,027	288
Accrued and non-current liabilities	1,668	(2,630)
Net cash provided by operating activities	3,280	29,867

Investing activities:
Proceeds from sale of marketable securities	23,048	6,340
Purchases of marketable securities	(16,427)	(4,518)
Capital expenditures	(12,543)	(7,245)
Proceeds from sale of businesses or assets	1,182	3,542
Net cash used for investing activities from continuing operations	(4,740)	(1,881)
Net cash provided by investing activities from discontinued operations	396	531
Net cash used for investing activities	(4,344)	(1,350)

Financing activities:
Proceeds from exercise of stock options	-	291
Payment of tender fees	(3,154)	-
Net payments under revolving line-of-credit agreements	(337)	(3,946)
Repayment of debt	(125,817)	(964)
Proceeds from issuance of long-term debt	147,844	-
Deferred financing costs incurred	(3,185)	-
Other	443	(799)
Net cash provided by (used for) financing activities	15,794	(5,418)

Effect of exchange rate changes on cash	1,441	1,633

Net change in cash and cash equivalents	16,171	24,732
Cash and cash equivalents at beginning of year	63,968	39,236
Cash and cash equivalents at end of period	$80,139	$63,968

Columbus McKinnon Reports 17% Revenue and 550% EPS Growth for Fourth Quarter Fiscal 2011
May 26, 2011

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2011		December 31, 2010		March 31, 2010

Backlog (in millions)	$89.4		$76.5		$67.8

Trade accounts receivable days sales outstanding	49.1	days	49.7	days	51.4	days

Inventory turns per year (based on cost of products sold)	4.7	turns	4.0	turns	4.6	turns
Days' inventory	77.1	days	90.2	days	79.8	days

Trade accounts payable days payables outstanding	31.8	days	29.2	days	33.4	days

Working capital as a % of sales	16.9%		19.0%		16.2%

Debt to total capitalization percentage	48.8%		46.4%		41.5%
Debt, net of cash, to total capitalization	31.4%		36.0%		26.9%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY 12	63	64	58	65	250

FY11	63	64	59	64	250

FY10	63	64	60	63	250